DECEMBER 2017

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

BOARD NOMINEES NEEDED:

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Three positions will be voted on at the 2018 annual meeting. The seats are currently being held by Steve Core, Maurice Hyde and Christine Marchand. Homeland's nominating committee will consist of Randy Bruess, Mathew Driscoll and Steve Dietz. Individuals interested in being nominated should go to our website (www.homelandenergysolutions.com) and print off an application or contact Katherine Balk, HR Manager, at Homeland. Applications will be accepted until January 1st, 2018.

FROM THE CEO DESK:

At the time of this writing, our expansion has been completed. We originally planned to have the expansion done by the first of the year and we exceeded that goal by over 5 weeks. The corn crop was not ideal in all areas that Homeland draws corn from, but overall it was still a very good corn crop for our area.

In 2016, we produced 155.5 million gallons. In 2017, we are projecting to produce over 158 million gallons, even with the extensive downtime for the expansion tie-ins. The early completion of the expansion has offset the additional downtime for the expansion tie-ins.

Increased exports of ethanol is another very encouraging trend for the ethanol industry. Exports through October are 260 million gallons more than the same period last year. (32% increase) The early projections are for November and December to total another 300 million gallons for total export volume of nearly 1.4 billion gallons for 2017. This would completely break all export records. With corn continuing to be at a lower cost and the price of crude holding steady or above $50/barrel, the economics for selling ethanol around the world continue to be very favorable. US produced Ethanol continues to be the cheapest high octane fuel in the world. This year, the top five countries importing US ethanol are Brazil, Canada, India, Philippines and UAE. Most recently, China has come back into the market buying ethanol and will be a top three importer for November and December.

-James Broghammer, CEO

> "The early completion of the expansion has offset the additional downtime for the expansion tie-ins."

DISCLOSURE

EXPANSION PROJECT COMPLETED AHEAD OF SCHEDULE & ON BUDGET...RATES ON THE CLIMB

It has been a busy Fall for the operations team which started with the planning and execution of our 15 day shutdown that began on September 17th. At the peak of the shutdown, we had almost 150 contractors on site working on the expansion and normal repair and maintenance shutdown items. All necessary tie-ins for the expansion were completed during shutdown and our distillation system received a complete overhaul. This overhaul involved removing the internals of 2 distillation columns, adding 12' to the top of one column, and then installing new, higher capacity, internals. Following our fall shutdown, we started up our new distillation system, two new evaporators, 3rd train of heat exchangers, new sieve vaporizer, and various new/ upgraded pumps. We began filling the new 1.2M Bushel Sukup grain bin on October 11th, followed by the start-up of our two new hammermills the following week. November kicked off with the commissioning of our new grain reclaim system. These projects set us up so that when we completed the new fermenters and new energy center in the next couple weeks, we could begin increasing our rates and taking advantage of the new expanded capacity.

These final major pieces of equipment came on line the week of November 13th when we filled our two new fermenters and started up the new Energy Center, which includes two new dryers, RTO, and package boiler. At this point, the systematic approach to increasing our rates while maintaining efficiencies began. As things stand today, our $42.5M, 35 million gallon expansion came in at budget and 5 weeks ahead of schedule. We are halfway to achieving our goal of 200 million gallon per year rate (200 MGPY) with the new additional capacity as the plant is currently operating in the 180 – 185 MGPY. Our goal for the remainder of 2017 is to demonstrate the 200 MGPY rate and then in 1st quarter 2018 consistently be operating there.

-Kevin Howes, Plant Manager/COO

STAN'S THOUGHTS

As I think about what to put in the newsletter this day after Thanksgiving, I can't help but write some things down that I am very thankful for. I am also frustrated with some things, so I guess you get two lists.

Things I am very thankful for here at Homeland:

- -Great Customers- all the producers, grain elevators, and truckers that support us by raising, selling, handling, and hauling the large amount of corn that it takes to operate this facility – " IT ALL STARTS WITH THE CORN AT HOMELAND"- Thank you very much!
- -Great co-workers- many of the jobs here at Homeland involve hard work. I am surrounded by a great bunch of people who take their tasks on daily with a great attitude. These people are almost like a family to me. Thank you every one for making Homeland such a great place to work.
- -This year's good crop- some say it wasn't as good as last year, but most say it was better than expected. All in all, it was a great crop.

Along with my family and friends, and the health we enjoy, I have much to be thankful for.

Now for some things that frustrate me and I am certain many of our corn producers:

- -Ethanol demand and ethanol prices
- -Corn demand and prices

These two we know are "joined at the hip". If we can increase ethanol demand, we increase corn demand resulting in better corn prices.

I would like to challenge all owners of Homeland and all our corn producers to stay active in your support of those politicians that support ethanol. They need our support and we have some good ones, but they need to hear us. There continues to be the pressure from "Big Oil" and the struggle continues.

I would also like to challenge everyone to think about using as much ethanol as you can. Those flex fuel vehicle owners out there- if you haven't checked out the cost of using E-85, E30, and E15 lately on a per mile basis please do. Most of your late models can use E-15, anything helps. As a member, we need to be aware of the local coops or gas stations that offer E-85. It can be very frustrating when other gas retail stores don't provide higher ethanol blends, especially those that are building several new stations in the area and are not putting in blender pumps. When we travel, we plan our stops to find other places to fill up rather than stop at these chain stores. There are also those that provide it but price it about the same as regular gasoline. Thanks again, to Five Star, Farmers Win, and Fast Stop for doing what you can for ethanol demand by providing higher ethanol blends and in return helping corn prices in our area.

One more thing- Flex Fuel?? I was looking to upgrade to a newer vehicle of the same type that still offers flex fuel for my family, but have run into the problem of this specific manufacturer having stopped offering this model as a flex fuel. Turns out, this manufacturer also stopped making other models in flex fuel too. How frustrating! Where is that coming from? When we do trade, we will be changing manufacturers of the vehicle we drive to one that does offer flex fuel.

I have so much to be thankful for and should not complain but better corn prices would help all of us and that starts with better ethanol demand.

Thanks

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2017

Third quarter 2017 results for Homeland shows a net income of $6.8 million ($105.25/unit). This is approximately a 9% increase over second quarter's net income of $6.2 million ($96.42/unit). Three month gross revenue was down in third quarter due to a longer than usual fall shut down in September. We took the opportunity to perform some expansion related work during fall shutdown. However, gross profit remained strong in third quarter, resulting in a higher net income for the third quarter versus the each of the first two quarters of 2017.

This time of year our thoughts turn to taxable income as it flows through from HES to our members at the individual level. *Presently, the projected taxable net income per unit is $42 and a DPAD (Domestic Production Activities Deduction) of $4 per unit.* This per unit net income is noticeably lower than the per unit net income you see in the summarized financials below. We anticipate taking advantage of bonus depreciation for a good portion of the plant expansion project that has come online in fourth quarter, which lowers the 2017 taxable net income. Each individual's tax situation is unique, so I encourage all Homeland members to consult their tax professional to determine how this information effects their individual tax picture. Remember that distributions from partnerships are not typically taxable income to members.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES and SEC websites.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET		9/30/17	06/30/17	03/31/17	12/31/16
Current Assets	$	89,142,411	90,607,932	71,206,954	76,835,075
Property & Equipment		131,870,267	127,282,420	117,542,256	117,806,502
Other Assets		6,520,977	22,129,610	4,077,633	4,143,322
Total Assets		227,533,655	240,019,962	192,826,843	198,784,899
Current Liabilities	$	41,095,066	60,378,713	37,435,344	47,424,337
Long-term Liabilities		27,000,000	27,000,000	-	123,190
Total Members' Equity		159,438,589	152,641,249	155,391,499	151,237,372
Total Liabilities & Equity		227,533,655	240,019,962	192,826,843	198,784,899
Book Value – 64,585 Outstanding Membership Units		2,469	2,363	2,406	2,342

INCOME STATEMENT					
3 Months Ended		9/30/17	06/30/17	03/31/17	12/31/16
Revenue	$	59,680,650	71,505,612	63,156,498	76,805,359
Cost of Goods Sold		52,152,539	64,764,136	58,021,453	60,930,812
Operating Expenses		806,772	732,835	1,294,320	1,039,044
Operating Income		6,721,339	6,008,641	3,840,725	14,835,503
Other Income (Loss)		76,001	218,424	312,402	(237,010)
Net Income		6,797,340	6,227,065	4,154,127	14,598,493
Net Income Per Unit	$	105.25	96.42	64.32	226.04

"Presently, the projected taxable net income per unit is $42 and a DPAD (Domestic Production Activities Deduction) of $4 per unit."



Homeland Energy Solutions

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



ETHANOL.
DRIVING AMERICA'S FUTURE

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EMPLOYEE SPOTLIGHT: REBEKAH HEIT, PROJECT ENGINEER



What I like most about working at Homeland is that I appreciate our quick responses – we identify an opportunity for improvement, review options, and proceed forward with changes. As a small organization with an abundance of technical resources within the site and the ability to "phone a friend" via the network of other ethanol plants, we maintain a competitive advantage by being flexible and adaptable.

I grew up in Cincinnati, Ohio and moved to Ames to study mechanical engineering at Iowa State University. After graduation, I accepted a rotational position with a chemical company and have worked in production, maintenance, and projects in both specialty and commodity chemicals as diverse as ethanol, polymer production, and sulfuric acid. I have been working in the ethanol industry since my return to Iowa in December 2013. When I lived in Alabama, I sat for my Professional Engineer (P.E.) license and still maintain that certification – unfortunately, Iowa and Alabama do not have reciprocity, but eventually I will apply for licensure in Iowa.

Dan and I met while I was a summer intern at John Deere in 2001 and were friends for over a decade. When we finally decided to start dating in 2013, we made up for lost time! We married in 2014, welcomed Adam in 2015, and further expanded our family with Andrew in 2017. Our extended families are spread across the country from Colorado to Nebraska to New York to Georgia and our kids are already being introduced to family road trips.

Having lived in so many different places, I enjoy visiting friends and introducing our expanding families! Travel has always been a passion of mine, but with a family my destinations have shifted to domestic versus international and I'm looking forward to introducing our kids to the National Park system and maybe investing in an RV to give us more flexibility to meander around the country.